LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, T. Wilson Eglin, CEO

Lexington Realty Trust

Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE

October 16, 2009

LEXINGTON REALTY TRUST ANNOUNCES

DETAILS OF ITS COMMON SHARE DIVIDEND TO BE PAID ON OCTOBER 16, 2009

Related Adjustments to Exchangeable, Convertible and Redeemable Securities

New York, NY – October 16, 2009 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced today that its quarterly common share dividend in the amount of $0.18 per share to be paid on October 16, 2009 to common shareholders of record as of the close of business on September 25, 2009 will consist of approximately $2.1 million in cash (not including cash-in-lieu of fractional shares) and approximately 3.9 million common shares priced at $4.8781 per share. Holders of approximately 35.9 million common shares elected to receive the dividend in all common shares at a rate of approximately 0.0369 common shares per share. Holders of approximately 80.9 million common shares elected to receive the dividend in all cash or failed to make an election, and will receive approximately $0.0260 per share in cash (approximately 14.44%) and approximately $0.1540 per share in common shares (approximately 85.56%), or approximately 0.0316 common shares.

As a result of the quarterly common share dividend, effective September 26, 2009, the exchange rate of Lexington’s 5.45% Exchangeable Guaranteed Notes due 2027 adjusted from an exchange rate of 49.6681 common shares per $1,000 principal amount of notes, which was equivalent to an exchange price of approximately $20.13 per common share, to 51.3167 common shares per $1,000 principal amount of notes, which is equivalent to an exchange price of approximately $19.49 per common share.

In addition, as a result of the quarterly common share dividend, effective September 26, 2009, the conversion rate of Lexington’s Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Shares”) adjusted from a conversion rate of 2.3589 common shares per Series C Preferred Share, which was equivalent to a conversion price of approximately $21.20 per common share, to 2.4339 common shares per Series C Preferred Share, which is equivalent to a conversion price of approximately $20.54 per common share.

Finally, as a result of the quarterly common share dividend, effective on September 26, 2009, the redemption factor (or conversion ratio) for all limited partners in Lexington’s three controlled operating partnership subsidiaries was adjusted from approximately 1.09 to approximately 1.13, so that each operating partnership unit may be redeemed by the holder thereof for approximately 1.13 common shares.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages office, industrial and retail properties primarily net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington

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is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

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